Exhibit 99.1

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., January 19, 2007. First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank, reported earnings of $228,000 for the second fiscal quarter ended December 31, 2006, compared to earnings of $657,000 for the same quarter in fiscal 2006. For the first six months of fiscal 2007, net income was $401,000, compared with $903,000 in the like period a year ago. The higher net earnings last year for both the quarter and the fiscal year-to-date largely resulted from an after-tax gain of approximately $414,000 from the sale of a branch banking facility. In addition, rising interest rates and an inversion of the yield curve over the past 18 months has further compressed the net interest margin. Noninterest expenses increased significantly between the comparative periods due to the October 1, 2006, acquisition of Home Building Bancorp, Inc. (HBBI). The greater noninterest expenses also reflect costs associated with the new corporate headquarters and the growth of the commercial lending function.

Second quarter earnings represented 13 cents per average outstanding share (diluted) compared to 42 cents for the quarter ended December 31, 2005. For the first two quarters of the fiscal 2007, diluted earnings per share totaled 24 cents on 1.67 million average shares compared to 58 cents on 1.56 million shares during the same period the preceding year. The greater number of diluted shares was attributed primarily to the 293,946 shares issued in conjunction with the HBBI acquisition.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc. Consolidated Financial Highlights (in thousands)

	12/31/2006	6/30/2006
Selected Balance Sheet Data:	(unaudited)
Total assets	365,995	294,551
Investment securities	45,014	34,076
Mortgage-backed securities	36,804	36,645
Loans receivable, net	233,433	186,752
Deposit accounts	247,535	189,341
Short-term borrowings	0	0
Long-term debt	77,494	73,000
Equity capital	34,906	28,206

	Three months ended December 31,		Six months ended December 31,
	2006	2005	2006	2005
Operating Results:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	5,058	3,530	9,109	6,817
Interest expense	3,098	1,869	5,536	3,490
Net interest income	1,960	1,661	3,573	3,327
Provision for loan losses	100	82	195	157
Net interest income after provision	1,860	1,579	3,378	3,170
Noninterest income	459	1,153	960	1,671
Noninterest expense	2,015	1,744	3,816	3,468
Income before income taxes
and cumulative effect of a	304	988	522	1,373
change in accounting principle
Income taxes	76	331	121	470
Cumulative effect of change in
accounting principle	0	0	0	0
Net income	228	657	401	903

	At or for the three months ended December 31,		At or for the six months ended December 31,
Selected Financial Ratios:	2006	2005	2006	2005
Performance Ratios:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Return on average assets	0.26%	0.93%	0.25%	0.65%
Return on average equity	3.18%	9.04%	2.82%	6.17%
Basic earnings per share	0.13	0.44	0.25	0.60
Diluted earnings per share	0.13	0.42	0.24	0.58
Interest rate spread	2.33%	2.49%	2.33%	2.53%
Net interest margin	2.44%	2.59%	2.41%	2.63%
Other expenses as a % of average total assets	2.33%	2.48%	2.37%	2.51%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.25%	0.26%	0.25%	0.26%
Nonperforming assets as a % of total assets	0.18%	0.16%	0.18%	0.16%
Allowance for loan losses as a % of total loans	0.53%	0.46%	0.53%	0.46%
Allowance for loan losses as a %
of nonperforming loans	208.28%	179.18%	208.28%	179.18%

For further information:
Michael H. Head, President & CEO
(812) 492-8100